EXHIBIT 7

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated April 11, 2024 (including amendments thereto) with respect to the Common Stock of Golden Matrix Group, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such Statement, and for the completeness and accuracy of the information concerning him or it contained in such Statement and any amendments thereto, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

April 11, 2024

/s/ Aleksandar Milovanović,
Aleksandar Milovanović

April 11, 2024

/s/ Zoran Milosevic
Zoran Milosevic

April 11, 2024

/s/ Snežana Božović
Snežana Božović